Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 333-41682, 333-65844, 333-91472, 333-106181, 333-117744, 333-122379 and 333-131372) pertaining to the 1997 Stock Option Plan, the 2000 Employee Stock Purchase Plan and the 2000 Non-Employee Directors Stock Option Plan, and the Registration Statement (Form S-3, No. 333-131520) of Cepheid of our reports dated February 20, 2006 with respect to the consolidated financial statements and schedule of Cepheid, Cepheid management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cepheid included in the Annual Report (Form 10-K) for the year ended December 31, 2005
/s/ Ernst & Young LLP
Palo Alto, California
February 20, 2006